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                                                                     EXHIBIT 15


                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]




LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION



To the Board of Directors of
 Superior Uniform Group, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Superior Uniform Group, Inc. (formerly Superior Surgical Mfg. Co., Inc.) for the periods ended September 30, 1998 and 1997, as indicated in our report dated October 26, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is incorporated by reference in Registration Statement No. 2-85796 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/  Deloitte & Touche LLP



October 26, 1998